INVESTMENT MANAGEMENT AGREEMENT

AllianzGI PerformanceFee Managed Futures Strategy Offshore Fund Ltd.

This Investment Management Agreement, dated December 11, 2017 (the “Agreement”), by and between ALLIANZ GLOBAL INVESTORS U.S. LLC, a Delaware limited liability company (the “Manager”) and ALLIANZGI PERFORMANCEFEE MANAGED FUTURES STRATEGY OFFSHORE FUND LTD., a Cayman Islands exempted company (the “Subsidiary”), a wholly-owned subsidiary of ALLIANZ FUNDS MULTI-STRATEGY TRUST (the “Trust”), a Massachusetts business trust and open-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), on behalf of its series, ALLIANZGI PERFORMANCEFEE MANAGED FUTURES STRATEGY FUND (the “Managed Futures Fund”). The purpose of the Subsidiary is to facilitate the implementation of the Managed Futures Fund’s investment strategies.

WITNESSETH:

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed as follows:

1.	SERVICES TO BE RENDERED BY THE MANAGER TO THE SUBSIDIARY.

(a)    Subject always to the supervision of the Board of Directors of the Subsidiary (the “Directors”) in accordance with the terms hereof, the applicable rules and regulations of the Securities and Exchange Commission (“SEC”) and other applicable federal and state laws, and any polices determined by the Directors, all as from time to time in effect, the Manager will, at its expense, either directly or through others selected by it: (i) furnish continuously an investment program for the Subsidiary and will make investment decisions on behalf of the Subsidiary and place all orders for the purchase and sale of portfolio securities or other investments and furnish office space and equipment, provide bookkeeping and clerical services (excluding determination of net asset value and shareholder accounting services) and pay all salaries, fees and expenses of officers and Directors of the Subsidiary who are affiliated with the Manager (unless such salaries, fees and expenses of such officers and Directors are paid by another affiliate of the Manager other than the Subsidiary). In the performance of its duties, the Manager will comply with the provisions of the Subsidiary’s Memorandum and Articles of Association and the Managed Futures Fund’s stated investment objectives, policies and restrictions. In managing the Subsidiary’s portfolio, the Manager will not take any actions with respect to the Subsidiary’s assets that would cause the Trust or the Managed Futures Fund to violate any provisions of the 1940 Act applicable to the Trust or the Managed Futures Fund.

(b)    In the selection of brokers or dealers and the placing of orders for the purchase and sale of portfolio investments for the Subsidiary, the Manager shall seek to obtain for the Subsidiary the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for the Subsidiary the most favorable price and execution available, the Manager, bearing in mind the Subsidiary’s best interests at all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions. The Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Subsidiary to pay a broker or dealer that provides brokerage and research services to the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Manager’s overall responsibilities with respect to the Subsidiary and to other clients of the Manager as to which the Manager exercises investment discretion. The Subsidiary hereby agrees with the Manager and with any Sub-Adviser (as defined below) selected by the Manager as provided in Section 1(c) hereof that any entity or person associated with the Manager that is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Subsidiary that is permitted by Section 11(a) of the Securities Exchange Act of 1934 and the rules and regulations thereunder, as amended from time to time (the “1934 Act”).

(c)    Subject to the provisions of the Trust’s Agreement and Declaration of Trust and, to the extent that would be required by the 1940 Act if the Subsidiary were registered under the 1940 Act and the rules and regulations thereunder, subject to any applicable guidance, exemptive order or interpretation of the SEC or its staff, if expressly permitted by the sole shareholder of the Subsidiary, the Manager, at its expense, may select and contract with one or more investment advisers (the “Sub-Advisers”) for the Subsidiary. The Manager shall retain any Sub-Adviser pursuant to a sub-advisory agreement the terms and conditions of which are acceptable to the Subsidiary. If the Manager retains a Sub-Adviser hereunder, then unless otherwise provided in the applicable sub-advisory agreement, the obligation of the Manager under this Agreement shall be, subject in any event to the control of the Trustees of the Trust, to determine and review with the Sub-Adviser the investment policies of the Subsidiary, and the Sub-Adviser shall have the obligation of furnishing continuously an investment program and making investment decisions for that Subsidiary (or with respect to a portion of the Subsidiary’s assets managed by such Sub-Adviser), adhering to applicable investment objectives, policies and restrictions, and placing all orders for the purchase and sale of portfolio securities and other investments for the Subsidiary (or with respect to a portion of the Subsidiary’s assets managed by such Sub-Adviser), as applicable. The Manager (and not the Subsidiary) will compensate (either directly or indirectly) any Sub-Adviser for its services to the Subsidiary. Subject to the provisions of the applicable sub-advisory agreement with the Sub-Adviser, the Manager may terminate the services of any Sub-Adviser at any time in its sole discretion, and shall at such time assume the responsibilities of such Sub-Adviser unless and until a successor Sub-Adviser is selected.

The Trust and the Manager further agree that a Sub-Adviser may, in turn, retain one or more investment advisers to perform services that are contemplated by this Section 1(c) as being performed by the Sub-Adviser on behalf of the Subsidiary pursuant to a sub-advisory or portfolio management agreement between the Sub-Adviser and each such investment adviser, the terms and conditions of which are acceptable to the Subsidiary and the Manager.

(d)    The Manager shall not be obligated under this Agreement to pay any expenses of or for the Subsidiary not expressly assumed by the Manager pursuant to this Section 1 (for the avoidance of doubt, this shall not affect any obligation of the Manager to pay any expenses of or for the Subsidiary pursuant to any separate agreement).

2.	OTHER AGREEMENTS, ETC.

It is understood that any of the shareholders, Directors, officers and employees of the Subsidiary may be a shareholder, partner, director, officer or employee of, or be otherwise interested in, the Manager, and in any person controlled by or under common control with the Manager, and that the Manager and any person controlled by or under common control with the Manager may have an interest in the Subsidiary. It is also understood that the Manager and persons controlled by or under common control with the Manager have and may have advisory, management service, distribution or other contracts with other organizations and persons, and may have other interests and businesses.

3.	COMPENSATION

For the avoidance of doubt, no compensation shall be payable by the Subsidiary under this Agreement, and no compensation shall otherwise be payable by the Subsidiary to the Manager in connection with the services provided hereunder.

4.	ASSIGNMENT TERMINATES THIS AGREEMENT; AMENDMENTS OF THIS AGREEMENT.

This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment; and this Agreement shall not be materially amended unless such amendment is approved by the affirmative vote of a majority of the outstanding shares of the Subsidiary (except if such shareholder approval is not required by the 1940 Act, giving effect to any interpretations of or exemptive relief granted by the SEC and/or its staff), and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Trust who are not interested persons of the Subsidiary or of the Manager or of any other investment adviser of the Subsidiary.

5.	EFFECTIVE PERIOD AND TERMINATION OF THIS AGREEMENT.

This Agreement shall become effective upon its execution, and shall remain in full force and effect continuously thereafter (unless terminated automatically as set forth in Section 4) until terminated as follows:

(a)    Either party hereto may at any time terminate this Agreement by not less than sixty days’ written notice delivered or mailed by registered mail, postage prepaid, to the other party, or

(b)    If (i) the Trustees of the Trust or the shareholders by the affirmative vote of a majority of the outstanding shares of the Subsidiary, and (ii) a majority of the Trustees of the Trust who are not interested persons of the Subsidiary or of the Manager or any other investment adviser to the Subsidiary, by vote cast in person at a meeting called for the purpose of voting on such approval, do not specifically approve at least annually the continuance of this Agreement, then this Agreement shall automatically terminate at the close of business on the second anniversary of its execution, or upon the expiration of one year from the effective date of the last such continuance, whichever is later; provided, however, that if the continuance of this Agreement is submitted to the shareholders of the Subsidiary for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Manager may continue to serve hereunder in a manner consistent with the 1940 Act.

Action by the Trust under (a) above may be taken either (i) by vote of a majority of its Trustees, or (ii) by the affirmative vote of a majority of the outstanding shares of the Subsidiary.

Termination of this Agreement pursuant to this Section 5 shall be without the payment of any penalty.

6.	CERTAIN DEFINITIONS.

For the purposes of this Agreement, the “affirmative vote of a majority of the outstanding shares” of the Subsidiary means the affirmative vote, at a duly called and held meeting of shareholders, (a) of the holders of 67% or more of the outstanding voting securities of the Subsidiary present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding voting securities of the Subsidiary entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding voting securities of the Subsidiary entitled to vote at such meeting, whichever is less.

For the purposes of this Agreement, the terms “affiliated person,” “control,” “interested person,” “investment adviser” and “assignment” shall have their respective meanings defined in the 1940 Act, giving effect to any interpretations of or exemptive relief granted by the Securities and Exchange Commission and/or its Staff; the term “specifically approve at least annually” shall be construed in a manner consistent with the 1940 Act, the rules and regulations thereunder and related interpretations of the SEC and/or its Staff; and the term “brokerage and research services” shall have the meaning given in the 1934 Act, the rules and regulations thereunder and related interpretations of the SEC and/or its Staff.

7.	NONLIABILITY OF MANAGER.

Notwithstanding any other provisions of this Agreement, in the absence of willful misfeasance, bad faith or gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager, including its officers, directors, members and partners, shall not be subject to any liability to the Subsidiary, or to any shareholder, officer, Director, or partner thereof, for any act or omission in the course of, or connected with, rendering services hereunder.

8.	CFTC/NFA STATUS

The Manager relies on the exemptions for registered commodity trading advisors (“CTAs”) under Commodity Futures Trading Commission (“CFTC”) Rule 4.7. The Subsidiary represents, warrants and covenants that it is a “qualified eligible person” (“QEP”) as defined in CFTC Rule 4.7, consents to being treated as an exempt account under CFTC Rule 4.7, and agrees to promptly notify the Manager if the Subsidiary ceases to be a QEP.

The Subsidiary’s commodity pool operator is registered with the CFTC and is a member of the U.S. National Futures Association in such capacity to the extent, if any, required by the Subsidiary’s activities.

9.	USE OF NAMES AND LOGOS.

It is expressly understood that the names “Allianz,” “AGI U.S.,” “Allianz Global Investors U.S. LLC,” or any derivation thereof, or any logo associated with those names, are the valuable property of the Manager and its affiliates, and that the Subsidiary shall have the limited right to use such names (or derivations thereof or associated logos) only so long as the Manager shall consent and this Agreement shall remain in effect. Upon reasonable notice from the Manager to the Subsidiary or upon termination of this Agreement, the Subsidiary shall forthwith cease to use such names (or derivations thereof or associated logos) and shall promptly amend its Memorandum and Articles of Association, as amended, and other public documents to change its name accordingly. The covenants on the part of the Subsidiary in this Section 9 shall be binding upon its Board, officers, stockholders, creditors and all other persons claiming under or through it, and shall survive the termination of this Agreement.

10.	EXERCISE OF VOTING AND OTHER RIGHTS.

Unless otherwise instructed by the Trustees of the Trust, the Manager shall have the responsibility to exercise or procure the exercise of any voting right attaching to investments of the Subsidiary in accordance with proxy voting policies approved by the Subsidiary. Unless otherwise instructed by the Trustees of the Trust, the Manager shall have the responsibility to exercise or procure the exercise of any rights of the Trust with respect to any class action proceedings or other legal action concerning investments of the Subsidiary.

11.	COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

[Signature page follows.]

IN WITNESS WHEREOF, ALLIANZGI PERFORMANCEFEE MANAGED FUTURES STRATEGY OFFSHORE FUND LTD. and ALLIANZ GLOBAL INVESTORS U.S. LLC have each caused this Investment Management Agreement to be signed in its behalf by its duly authorized representative, all as of the day and year first written above.

ALLIANZGI PERFORMANCEFEE MANAGED FUTURES STRATEGY OFFSHOREFUND LTD.

By:	/s/ Joseph Quirk
Name:	Joseph Quirk
Title:	Director

ALLIANZ GLOBAL INVESTORS U.S. LLC

By:	/s/ Barbara R. Claussen
Name:	Barbara R. Claussen
Title:	Managing Director

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

[Signature Page to Investment Management Agreement]